UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 1, 2008
Maxygen, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-28401 (Commission File Number)	77-0449487 (I.R.S. Employer Identification No.)
515 Galveston Drive
Redwood City, CA 94063
(Address of principal executive offices)
(650) 298-5300
(Registrant’s telephone number, including area code)
Not Applicable.
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On July 1, 2008, Maxygen, Inc. (the “Company”) and its wholly owned subsidiaries, Maxygen Holdings Ltd. (“Holdings”) and Maxygen ApS, entered into a Technology Transfer Agreement (the “Technology Transfer Agreement”) with Bayer HealthCare LLC (“Bayer”) pursuant to which Bayer has acquired the hematology assets of the Company, including MAXY-VII, the Company’s factor VIIa program, and its assets related to factor VIII and factor IX. The assets transferred to Bayer include patent rights and other intellectual property, biological materials and regulatory filings, including the recently approved Clinical Trial Application (CTA) for MAXY-VII in the United Kingdom. The assets acquired by Bayer under the Technology Transfer Agreement do not include any assets related to the Company’s other programs, such as MAXY-G34 and MAXY-4. In connection with the sale of the hematology assets, the Company has generally agreed to not compete with Bayer in the areas related to the acquired assets for a period of five years, subject to earlier termination in certain circumstances.
     In connection with the assets acquired by Bayer under the Technology Transfer Agreement, the parties also entered into an Intellectual Property Cross License Agreement (the “Cross License Agreement”) to provide for a license by the Company to Bayer of certain intellectual property rights retained by the Company that relate to the hematology assets acquired by Bayer and to provide for a license from Bayer back to the Company to certain intellectual property rights acquired by Bayer under the Technology Transfer Agreement for use by the Company outside of the hematology field.
     Also on July 1, 2008, the Company entered into a License Agreement with Bayer (the “License Agreement”). Subject to the exclusive rights retained by the Company and other restrictions described below, the License Agreement provides Bayer a nonexclusive, non-sublicensable license to use the Company’s MolecularBreeding™ technology platform and ancillary protein expression technologies, including use in biopharmaceuticals. In addition, for initially 30 specific proteins in the fields of hematology, cardiovascular and women’s healthcare, Bayer’s license to use the Company’s MolecularBreeding™ technology platform will be exclusive until July 1, 2013 (or earlier with regard to specific proteins that are removed through reduction or substitution, as described below). The specific proteins for which Bayer will have exclusive rights will be reduced each year through for the first three years of the License Agreement, after which Bayer will have exclusive rights to 15 specific proteins for the remainder of the exclusivity period. Subject to certain conditions, the License Agreement provides Bayer with the right to substitute a limited number of its exclusive proteins each year.
     Pursuant to the License Agreement, the Company has retained exclusive rights to use its MolecularBreeding™ technology platform for initially 30 specific proteins that include proteins in the immune suppression and autoimmunity fields, as well as its existing clinical, preclinical and research stage programs, such as MAXY-G34 and MAXY-4. The specific proteins to which the Company retains exclusive rights are subject to the same provisions of the License Agreement applicable to Bayer’s exclusive proteins, including those described above regarding reduction (which will reduce the number of exclusive proteins retained by the Company to 15 specific proteins after three years), substitution rights and the exclusivity period.

     In addition, under the License Agreement, Bayer is prohibited from using the Company’s MolecularBreeding™ technology platform for various applications that have been excluded from the scope of the license. These excluded uses include specific applications related to the Company’s existing business and other areas of interest, such as vaccines, immunomodulators and certain small molecule discovery applications, as well as areas that have been exclusively licensed by the Company to third parties under existing agreements, such as agricultural and chemical applications. Bayer is also prohibited from using its licensed rights to the MolecularBreeding™ technology platform in a fee for service arrangement with any third party.
     In consideration for the assets and license rights acquired by Bayer, the Company and Holdings received aggregate cash payments from Bayer of $90 million and are eligible to receive future cash milestone payments of up to an additional $30 million based on the achievement of certain events related to the potential initiation of a phase II clinical trial of MAXY-VII and the satisfaction of certain patent related conditions associated with the MAXY-VII program.
     These transactions closed concurrently with the execution and delivery of the relevant agreements on July 1, 2008.
     The foregoing descriptions of the Technology Transfer Agreement, the Cross License Agreement and the License Agreement do not purport to be complete and are qualified in their entirety by reference to such agreements, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2008 (or earlier with an amendment to this Current Report on Form 8-K).
     A copy of a press release issued by the Company regarding this transaction is attached as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.
     The information set forth in Item 1.01 is incorporated by reference into this Item 2.01.

Item 8.01	Other Events.
     The Data Safety Monitoring Board overseeing the Company’s Phase IIa trial of MAXY-G34 for the treatment of chemotherapy-induced neutropenia recently approved escalation to a 100 mcg/kg dose level of MAXY-G34 and patients are currently being enrolled at this dose level.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by Maxygen, Inc. dated July 2, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Maxygen, Inc.
Date: July 2, 2008	By:	/s/ Lawrence W. Briscoe
Lawrence W. Briscoe
Chief Financial Officer and Senior Vice President